SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                            ALLOS THERAPEUTICS, INC.
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)


                                    019777101
                                 (CUSIP Number)


                                JANUARY 15, 2010
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 20 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 019777101                 13G                Page 2 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,300,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,300,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,300,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 3 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Associates, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,300,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,300,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,300,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 4 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Offshore, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,170,725
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,170,725
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,170,725
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.05%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 5 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Offshore Master Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,170,725
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                    3,170,725
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,170,725
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.05%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 6 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Offshore GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,170,725
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,170,725
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,170,725
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.05%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 7 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    717,686
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    717,686
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            717,686
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.69%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 8 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore Master Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    717,686
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    717,686
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            717,686
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.69%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 9 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    717,686
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    717,686
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            717,686
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.69%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 10 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Group, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,300,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,300,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,300,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 11 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,411,589
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,411,589
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,411,589
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.36%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 12 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,411,589
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,411,589
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,411,589
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.36%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 13 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            Arthur Cohen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,300,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,300,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,300,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 14 of 20 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            Joseph Healey
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,300,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,300,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,300,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-----------------------------------------------------------------------------

CUSIP No. 019777101                 13G                Page 15 of 20 Pages


Item 1(a).     Name of Issuer:
               Allos Therapeutics, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               11080 CirclePoint Road, Suite 200
               Westminster, Colorado 80020


Item 2(a, b, c).     Name of Person Filing:

               (i) HealthCor Management, L.P., a Delaware limited partnership; Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (iii) HealthCor Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (iv) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (v) HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (vi) HealthCor Hybrid Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (vii) HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (viii) HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (ix) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (x) HealthCor Capital, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

               (xi) HealthCor, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019;

CUSIP No. 019777101                 13G                Page 16 of 20 Pages


               (xii) Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019; and

               (xiii) Arthur Cohen, 12 South Main Street, #203 Norwalk, Ct
               06854.

               Both Mr. Healey and Mr. Cohen are United States citizens.

               The persons at (i) through (xiii) above are collectively referred to herein as the "Reporting Persons".


Item 2(d).     Title of Class of Securities: common stock, par value $0.001 per share (the "Common Stock")

Item 2(e).     CUSIP Number:  019777101

Item 3.        Not applicable.

Item 4.        Ownership.

               The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

               Collectively, HealthCor, L.P., Healthcor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 5,300,000 shares of the Common Stock of the Issuer. By virtue of their position as feeder funds, HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. may be deemed beneficial owners of the shares of Common Stock owned by HealthCor Offshore Master Fund, L.P., and HealthCor Hybrid Offshore Master Fund, L.P., respectively.

               HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

               HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

CUSIP No. 019777101                 13G                Page 17 of 20 Pages


               By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

               HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P.

               As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

               Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares in excess of their actual pecuniary interest therein.


Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
               Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
               Not Applicable


Item 8.        Identification and Classification of Members of the Group.
               Not Applicable


Item 9.        Notice of Dissolution of Group.
               Not Applicable

CUSIP No. 019777101                 13G                Page 18 of 20 Pages


Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Acquisition Statement, dated as of January 19, 2010.

CUSIP No. 019777101                 13G                Page 19 of 20 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  January 19, 2010

                  HEALTHCOR MANAGEMENT, L.P., for itself and as manager on behalf of (i) HEALTHCOR OFFSHORE, LTD. and (ii) HEALTHCOR HYBRID OFFSHORE, LTD.

                            By: HealthCor Associates, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

                            By: HealthCor Group, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.


                            By: HealthCor Group, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.


                            By: HealthCor Group, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR ASSOCIATES, LLC

                            By: /s/ John H. Coghlin
                              -------------------------------------
                             Name: John H. Coghlin
                             Title: General Counsel

CUSIP No. 019777101                 13G                Page 20 of 20 Pages


                  HEALTHCOR GROUP, LLC

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  JOSEPH HEALEY, Individually

                            /s/ Joseph Healey
                            -----------------------------------

                  ARTHUR COHEN, Individually

                            /s/ Arthur Cohen
                            -----------------------------------

                                    EXHIBIT 1

              JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:   January 19, 2010


                  HEALTHCOR MANAGEMENT, L.P., for itself and as manager on behalf of (i) HEALTHCOR OFFSHORE, LTD. and (ii) HEALTHCOR HYBRID OFFSHORE, LTD.

                            By: HealthCor Associates, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

                            By: HealthCor Group, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

                            By: HealthCor Group, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

                            By: HealthCor Group, LLC, its general partner

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR ASSOCIATES, LLC

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  HEALTHCOR GROUP, LLC

                            By: /s/ John H. Coghlin
                            -------------------------------------
                            Name: John H. Coghlin
                            Title: General Counsel

                  JOSEPH HEALEY, Individually

                            /s/ Joseph Healey
                            -----------------------------------

                  ARTHUR COHEN, Individually

                            /s/ Arthur Cohen
                            -----------------------------------